UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2020 (April 22, 2021)

Arbor Realty Trust, Inc.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

maryland

(STATE OF INCORPORATION)

001-32136	20-0057959
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

333 Earle Ovington Boulevard, Suite 900
Uniondale, New York	11553
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(516) 506-4200

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ABR	New York Stock Exchange
Preferred Stock, 8.25% Series A Cumulative Redeemable, par value $0.01 per share	ABR-PA	New York Stock Exchange
Preferred Stock, 7.75% Series B Cumulative Redeemable, par value $0.01 per share	ABR-PB	New York Stock Exchange
Preferred Stock, 8.50% Series C Cumulative Redeemable, par value $0.01 per share	ABR-PC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 5, 2015, the Company entered into an Annual Incentive Agreement with Ivan Kaufman, which generally sets forth the agreement of the Company and Mr. Kaufman with respect to Mr. Kaufman’s annual base salary and incentive compensation from the Company commencing in 2015 and continuing during his service as Chief Executive Officer. That agreement was amended on March 31, 2017 (the “2017 Agreement”), primarily to provide for certain incentive compensation dependent on the Company’s successful integration of the acquisition of our manager’s, Arbor Commercial Mortgage, LLC, agency business (the “Acquisition”). On April 22, 2021, the Company and Mr. Kaufman entered into a Second Amended and Restated Annual Incentive Agreement (the “2021 Agreement”), with a term of five-years and which generally follows the structure of the 2017 Agreement.

Under the terms of the 2021 Agreement, Mr. Kaufman has: (i) an annual base salary of $1,200,000; (ii) an annual cash payment of $800,000; and (iii) annual performance cash bonus target opportunities of $2,928,200 at target performance, $1,464,100 at threshold performance and $4,392,300 at maximum performance, with the opportunity to earn an additional $732,050 annually in the event of extraordinary performance with respect to corporate capital growth goals. The goals applicable to the annual performance cash bonus relate to our distributable earnings per share, corporate capital growth, balance sheet-management, efficiency and the relative risk of our portfolio. These goals (and the other goals contemplated by the 2021 Agreement) are set by the Compensation Committee of our Board of Directors.

The agreement further provides for: (i) a grant with a value of $3,000,000 to be made in July 2021, dependent on reaching certain goals relating to the Company’s integration of the Acquisition, including originations, growth in the servicing portfolio and the weighted average servicing fee (“Acquisition Related Grant”); and (ii) at Mr. Kaufman’s option, to be exercised annually for the remainder of the term of the 2021 Agreement, either (x) a grant with a value of $3,000,000, which will vest in full three years from the date of the grant (“Time Based Vesting Equity Award”) or (y) performance based award of restricted stock (“Performance-Based TSR Equity Award”) with an annual value at grant of $12,000,000, relating to our total shareholder return objectives. The Acquisition Related Grant will vest in full on the third anniversary of the grant date. The Performance-Based TSR Equity Award will vest, in whole or in part, based on the attainment of total shareholder return goals over a five-year period. In addition, the 2021 Agreement provides for immediate vesting of all time-vesting restricted stock issued under the 2017 Agreement.

The 2021 Agreement also provides for the treatment of the various incentive awards upon a termination of Mr. Kaufman’s employment. Among other things, the 2021 Agreement provides that in the event of a termination of employment by the Company without cause or by Mr. Kaufman for good reason (as such terms are defined in the 2021 Agreement), then (i) Mr. Kaufman would receive a lump sum payment equal to the remaining amount of his annual salary that would be payable for the balance of the term of the 2021 Agreement, (ii) the annual cash bonus for the year of termination will be paid out at the target level of performance, (iii) all unvested Acquisition Related Grants issued pursuant to the 2017 Agreement or the 2021 Agreement will vest in full, (iv) all performance-vesting restricted stock units issued under the 2017 Agreement will become vested, to the extent earned, based on the total shareholder return calculated to the date of termination of employment, (v) all Performance-Based TSR Equity Awards issued under the 2021 Agreement will vest pro-rata based on the elapsed portion of the performance period (based upon actual performance) and (vi) for the number of full years remaining under the 2021 Agreement, all Time Based Vesting Equity Awards will be accelerated and vested.

The foregoing description of the 2021 Agreement is qualified in all respects by the terms of the 2021 Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBOR REALTY TRUST, INC.

	By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	Chief Financial Officer

Date: April 23, 2021